Ex 99.1

Certificate of Appointment of Liquidator by Meeting

IN THE MATTER OF Microscience Investments Limited

and

IN THE MATTER OF THE INSOLVENCY ACT, 1986

This is to certify that at a meeting of the contributories of the above-named company held on 18 December 2006

Malcolm Cohen
of BDO Stoy Hayward LLP
8 Baker Street
London
W1U 3LL

having provided written statements that he is qualified to act as an Insolvency Practitioner in relation to the above-named company under the provisions of the Insolvency Act, 1986 and that he consent so to act, was appointed Liquidator of the company.

Date:	18 DECEMBER 2006
Signed:	/s/ Jeremy Reffin
Name:	JEREMY REFFIN

(IN BLOCK LETTERS)